SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported)	July 2, 2008
MRU Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)
001-33073	33-0954381
(Commission File Number)	(I.R.S. Employer Identification No.)
590 Madison Avenue, 13th Floor New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)
(212) 398-1780
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into Material Definitive Agreement.

On July 2, 2008, MRU Holdings, Inc. (the “Company”) and MRU ABS II LLC (“MRU ABS”), a wholly-owned subsidiary of the Company, entered into a Note Purchase Agreement (the “Note Purchase Agreement”) by and among the Company, MRU ABS, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“ML”), BB&T Capital Markets, a division of Scott & Stringfellow, Inc. (“BB&T”) and Goldman, Sachs & Co. (“GS”, and together with ML and BB&T, the “Initial Purchasers”).

The Note Purchase Agreement was entered into in anticipation of a securitization involving the purchase of direct-to-consumer private student loans by MRU Student Loan Trust 2008-A (the “Trust”) and the related issuance of student loan asset-backed notes by the Trust to qualified institutional investors. The Trust expects to issue approximately $140 million in principal amount of asset-backed securities on or about July 10, 2008.

Pursuant to the Note Purchase Agreement, the Company made certain representations and warranties to the Initial Purchasers with respect to the offering that are standard terms for note purchase agreements of this type.

The foregoing description of the Note Purchase Amendment is qualified in its entirety by reference to the Note Purchase Agreement, a copy of which will be attached as an exhibit to the Company's annual report on Form 10-K for the fiscal year ended June 30, 2008 which the Company intends to file in September 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MRU HOLDINGS, INC.

July 9, 2008	By:	/s/ Vishal Garg
		Name:	Vishal Garg
		Title:	Co-President